                                                                   EXHIBIT 10.16

                              EMPLOYMENT AGREEMENT


        THIS AGREEMENT ("Agreement"), dated as of January 20, 1999, is made and entered into by and between COHR, Inc., a Delaware corporation ("Company"), and Raymond E. List, an individual ("Executive").

                                     RECITAL

        Executive is a key executive of the Company and an integral part of its management. This Agreement is being entered into in connection with the Company's continued employment of Executive.

                                    AGREEMENT

        NOW, THEREFORE, Company and Executive agree as follows:

        1.     a.   This Agreement shall initially be in effect from September
1, 1998 through August 31, 2001, unless renewed or terminated earlier as provided herein (the "Initial Term"). At the expiration of the Initial Term and each anniversary thereafter, the term of this agreement shall automatically be extended for an additional year (the "Extension Term") unless a written notice of non-renewal is given by either party on or before ninety (90) days prior to the end of the Initial Term or the Extension Term, as the case may be, that it does not desire to extend the term of this Agreement.

               b. Executive is and will continue to be employed by the Company in the position held by Executive as of the effective date of this Agreement and pursuant to its terms. Executive's job description as of the effective date hereof is attached as Exhibit A. During his employment hereunder, and subject to the next sentence, Executive shall devote substantially all of his attention and business during normal business hours to the performance of this Agreement and shall, without the Company's prior written consent in each instance, refrain from rendering services of any kind to others for compensation or services which would materially interfere with the performance with his duties under this Agreement.

               c. Notwithstanding the above, the Company and the Executive agree that nothing herein shall preclude the Executive from managing or devoting time to his personal investments and receiving compensation therefrom, including, but not limited to, serving as an owner of SRL, Inc.; a member of Fairfax Consulting Company, LLC and its affiliated entities; managing or devoting time to the portfolio companies of Fairfax Partners/The Venture Fund of Washington, L.P., Fairfax Management Company II, LLC or their affiliated entities; serving on the board of directors of any such companies; or serving on the board of directors of other profit or non-profit entities, such as Vista Restaurants, Inc., Orincon Technologies, Inc., the Civil Engineering Research Foundation, and ENSEC International Inc., provided that such activities do not materially adversely interfere with his duties to the Company. In the aggregate, however, such activities or commitments shall not exceed in the aggregate ten percent (10%) of Executive's business time.

        2. During the term of employment, Company shall pay a base salary to Executive. The base salary for the first year hereof shall be at a rate of Two Hundred Seventy-Five Thousand Dollars ($275,000) per year. The amount of Executive's base salary increase (if any) in future years shall be reviewed and set annually by the Compensation Committee, but in no event shall be reduced. The base salary shall be paid in equal semimonthly installments.

        3. The Company shall award options to purchase 81,250 shares of COHR common stock at seven dollars ($7.00) per share. The option grant is made under the existing COHR stock option plan pursuant to a grant agreement attached hereto as Exhibit C.

        4. Company shall also loan One Hundred Thousand Dollars ($100,000) to Executive as of October 19, 1998, which loan shall be used to acquire Company stock. The terms of the loan shall be as set forth in this paragraph.

               a. The term of the loan will begin on October 19, 1998, and end on August 31, 2000.

               b. Unpaid principal amounts of the loan will bear interest at a rate of 5.06% per annum from October 19, 1998, the applicable federal rate for short-term loans as of October 1, 1998.

               c. Principal and accrued interest shall be due and payable on August 31, 2000. However, any cash bonus amounts due and payable to Executive under this Section shall be applied to prepay unpaid principal and interest. Each such prepayment shall be applied first to interest and then to principal. That is, any amount due under the following bonuses shall be applied as follows to unpaid principal and accrued interest:

               (i) to the extent paid in cash, the first installment of any March 31, 1999 bonus, to be applied and effective as of March 31, 1999;

               (ii) to the extent paid in cash, the second installment of any March 31, 1999 bonus, to be applied and effective as of March 31, 2000; and

               (iii) to the extent paid in cash, the first installment of any March 31, 2000 bonus, to be applied and effective as of March 31, 2000.

               d. If at any time while the loan is outstanding the Executive voluntarily resigns, retires, or is terminated for cause, the amount of the principal and accrued interest outstanding shall be due and payable on the date of such termination of employment. If Executive's employment with the Company terminates for any reason other than those listed in the previous sentence, then Executive (or, if Executive is deceased, his legal representative) and the Company shall determine a mutually agreeable repayment schedule. In no event, however, shall repayment occur later than August 31, 2000.

               e. The Executive shall pledge the stock purchased with the loan proceeds to the Company as collateral for the loan. The Company shall retain possession of the stock until such time as Executive has completely repaid both the loan's principal and any accrued interest. If the ratio of fair market value of the stock held as collateral to the amount of unpaid principal of the loan exceeds two (2) to one (1) based on the average fair market value of the stock for two (2) consecutive months, the shares of stock representing a fair market value in excess of such two (2) to one (1) ratio shall be released as collateral.

        5. In addition to his base salary, during the term of his employment (but commencing with the fiscal year ended March 31, 2000), Executive shall be eligible to receive an annual bonus for the period from April 1 through March 31 of each year as shown in Exhibit B and as set forth below.

               a. The amount of this bonus shall be up to one hundred percent (100%) of Executive's base salary. The amount of the bonus shall depend on the Company's achievement of quantified goals, to include target corporate pretax earnings, as provided in Exhibit B, with Executive receiving 100% of base salary if the targets are met and a pro rata portion, in the discretion of the Board, if the target is not met. For years after the year ended March 31, 2000, the targets shall be negotiated in good faith by Executive and the Board.

               b. The amount of the bonus shall be based on performance results as of March 31 of each fiscal year and shall be effective as of that date ("Bonus Date"). Any bonus due shall be paid in two installments. The first installment shall represent fifty percent (50%) of the total bonus due and, to the extent not applied to prepay any outstanding loan, will be paid within ninety (90) days of the Bonus Date. The second installment shall represent the remaining fifty percent (50%) of the total bonus due and, to the extent not applied to prepay any outstanding loan, shall be paid within ninety (90) days of the first anniversary of the Bonus Date. Notwithstanding anything in this Agreement to the contrary, the first installment shall be payable only if Executive is still employed on the Bonus Date. The second installment shall be payable unless Executive is no longer employed with the Company on the first anniversary of the Bonus Date by reason of voluntary resignation, retirement, or termination for cause.

               c.   The first installment of a bonus shall be paid in cash.

               d. The second installment of a bonus shall be paid in cash, stock, or stock options, at the discretion of the Company. For the bonus earned effective as of March 31, 1999 or thereafter, the second installment (due on March 31, 2000 or thereafter on each subsequent March 31), if paid in Company Stock is subject to approval by the Company's stockholders. Executive shall be entitled to receive Company common stock with a fair market value equal in value to the remaining fifty percent of the such bonus, where the fair market value of each share of stock shall be the average closing sales price of a share of common stock on the composite tape for the NASDAQ exchange for the five (5) business days prior to the Bonus Date (e.g. March 31, 1999 or each March 31 thereafter). The Company shall make reasonable efforts to cause such stock to be registered under the Securities Act of 1933, as amended, or, in the event the Company is unable to register such securities, the Company shall make reasonable efforts to afford Executive access to customary piggyback registration rights. Notwithstanding the above, if the Company's stockholders do not approve the issuance of stock to Executive pursuant to this Agreement, or if at the time the bonus is due the Company has no class of securities registered under the Securities Exchange Act of 1934, as amended, then the Company shall pay the second installment of the bonus in cash rather than stock.

               e. In the event the Company pays the second installment of the bonus in stock that is not registered under the Securities Act of 1933, as amended, by accepting such stock as part of his bonus, Executive represents that the stock will be for Executive's purposes only and not with a view toward the distribution of such shares. Executive understands that such stock will not have been registered with any state or federal agency and that such shares cannot be transferred by Executive unless the shares are registered under applicable securities laws or unless an exemption from registration is available.

               f. In determining whether the corporate pretax earnings targets set forth in Exhibit B (or the targets agreed to with respect to any subsequent years) are satisfied, the amount of any bonus to be paid Executive hereunder shall be included in such determination.

        6.     a.   In addition to the base compensation and bonus provided in this Agreement, Executive shall throughout the term hereof be entitled to and shall receive all other benefits no less favorable to Executive than the benefits generally available to other executives of the Company of the same status, level and length of service as Executive. Executive shall also be entitled to reimbursement of reasonable and necessary business expenses including, without limitation, travel and entertainment expenses, expenses for an office in northern California, automobile rental expenses when on Company business away from Executive's northern California home, and subscriptions and related professional expenses (not including primary membership expenses, which are paid by Executive), in accordance with the Company's then prevailing policy (which shall include appropriate itemization and substantiation of expenses incurred). Other than provided above, such expenses will not include the use of an automobile or an allowance for automobile expenses.

               b. Executive shall be entitled to a minimum of three weeks paid vacation, or, if more, to such vacation and holidays in accordance with the policy of the Company generally applicable to other executives of Company with similar length of service.

               c. Executive shall be entitled to the standard health, dental, and pension benefits provided to other executives of the Company of the same level and length of service as Executive. The Company shall pay the premiums on Executive's current health and dental coverage for that period of time required for Executive to become covered under the Company plans.

        7. Should the Company and Executive agree that Executive will relocate from northern to southern California, the Company agrees to pay such expenses which, in the determination of the Company, are necessary for such relocation. In the event that the payment of any relocation expenses is considered compensation to the employee under the Internal Revenue Code, and therefore subject to federal and/or state income taxes ("Compensation Payment"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes, including any income taxes imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the income tax imposed on both the Compensation and the Gross-Up Payments.

        8. All compensation provided pursuant to Sections 2, 3, 4, 5 and 7 shall be subject to customary income tax withholding and such other employee deductions as are required by law with respect to compensation paid to an employee.

        9. Executive's employment may be terminated before end of the Initial Term or any Extension Term in the event one of the following occurs during such term of this Agreement or any extension thereof:

               a. Executive is given 60 days written notice of the termination of this Agreement and Executive's employment other than for cause (as defined herein below), where such termination is other than a notice of non-renewal, as provided in Section 1(a);

               b. Executive's responsibilities are materially reduced and Executive resigns within three (3) months of such reduction;

               c. The Agreement is assumed, as contemplated in Section 24, and within eighteen months of such assumption Executive is terminated for reasons other than cause;

               d. Executive voluntarily resigns or retires from his employment;

               e.   Executive is terminated for cause.

        For purposes of this Section 9 and Section 11 herein below, a termination "for cause" occurs if Executive is terminated for any of the following reasons: (i) theft, dishonesty, or falsification of any employment or Company records; (ii) knowing and improper disclosure of Company's confidential or proprietary information; (iii) conduct by Executive of a criminal nature (commonly defined as a "felony" in criminal statutes) which has a material adverse effect on

COHR's reputation or standing in the community or on its continuing relationships with its customers or those who purchase and use its products;
(iv) habitual neglect of duties or wanton negligence by Executive in the performance of duties; (v) violation of a material Company policy or procedure or any material law or regulation, which breach is not cured within thirty (30) days following receipt by Executive of written notice of such breach from Company; or (vi) material wrongdoing or misconduct; or (vii) any material breach of this Agreement, which breach is not cured within thirty (30) days following receipt by Executive of written notice of such breach from Company.

        10. Subject to Section 11 hereof, and in lieu of payments under Sections 2, 4, 5, 6 and 7 hereof, Executive shall receive the following compensation and benefits if his employment terminates during the Initial Term or any Extension Term pursuant to Section 9(a), (b), or (c) above:

               a. Executive shall be paid eighteen (18) months at the rate of Two Hundred Seventy-Five Thousand Dollars ($275,000) per year, or the base pay rate in effect at the time of termination. Executive shall also receive an additional amount as a prorated bonus, which amount shall be calculated by multiplying Executive's annual bonus, estimated in good faith by the Company, times a fraction representing the fraction of the year (rounded to the nearest whole number of months) Executive was employed by the Company during the year of termination. These amounts shall be paid monthly in eighteen (18) equal payments commencing on the first day of each month following the effective date of such termination or resignation. Such payments shall be subject to Federal and State Income Tax withholding, social security and SDI withholding, and such other employee deductions as are required by federal, state or local law or authorized in writing by the Executive. The amount of continued base salary or prorated bonus provided for in this paragraph shall not be reduced, offset or subject to recovery by reason of any compensation earned by Executive with a subsequent employer or from self employment unless the subsequent employer agrees to assume and be bound by all of the obligations under this Agreement, and Executive has consented to such assumption, in accordance with the provisions of Section 24 herein below.

               b. During the same eighteen (18) month period, the Company will also continue at its contributions to Executive's 401(k) plans, pension plans, and medical/dental insurance coverage at the same coverage level that he would have received if he had remained an employee during the eighteen month period. Should Executive accept dental coverage or PPO or PPO-equivalent health coverage by a subsequent employer, the dental coverage or medical insurance coverage provided at the Company's expense (i.e.,whichever is so provided by the subsequent employer) shall be terminated.

               c. Notwithstanding the foregoing, if (i) the Company exercises its right to not renew the Initial Term or the Extension Term as set forth in
Section 1(a) hereof, the time period set forth above in Sections 10(a) and 10(b) shall be twelve (12) months rather than eighteen (18) months so that Executive shall be entitled to receive payments with respect to a period of twelve

(12) months rather than eighteen (18) months from the effective date of non-renewal or termination, as the case may be, or (ii) Executive's employment terminates during any Extension Term pursuant to Section 9(a), (b) or (c), the time periods set forth above in Sections 10(a) and 10.b shall be twelve (12) months instead of eighteen (18) months.

        11. Neither Company nor its successor in interest shall be required to make any payments under Section 10 above in the event Executive is terminated for cause, retires, or voluntarily resigns. Payments under Section 10 shall be made to Executive's estate in the event Executive dies or to Executive in the event Executive becomes disabled as disability is defined in the next sentence, in lieu of payments under Sections 2, 4, 5, 6 and 7 hereof. For the purposes of this Agreement, "disability" will mean if at the end of any calendar month, Executive is and has, for three (3) full consecutive months out of any twelve
(12) month period continuously been unable due to mental or physical illness or injury to perform his duties under this Agreement in his normal or regular manner.

        12. Except as required for the purposes of proxy disclosure, NASDAQ rules or applicable laws or regulations, the parties each represent and agree that they will keep the terms, contents and existence of this Agreement completely confidential, and will not hereafter disclose any information concerning this Agreement, including any negotiations leading to this Agreement, to anyone except as required by law or to individuals who reasonably must be informed of its terms, and who will be advised of and bound by this confidentiality clause. Notwithstanding the foregoing, either party may disclose this Agreement or its terms or contents in any arbitration pursuant to Section 19 hereof. Any failure by any parties, their attorneys, agents or representatives to maintain the confidentiality of the negotiations leading to this Agreement, the fact of, or the terms of this Agreement shall constitute a material breach of this Agreement.

        13. Executive acknowledges that he is a fiduciary of the Company and as such is subject to duties to the Company, its Board of Directors and Stockholders, including but not limited to the obligation to discharge his duties (a) in good faith, (b) with the care of an ordinarily prudent person in a like position would exercise under similar circumstances, and (c) in a manner he reasonably believes to be in the best interests of the Corporation.

        14. Executive and the Company agree that Executive's services for the Company create a relationship of confidence and trust between the Company and Executive with respect to any information (a) applicable to the business of the Company or (b) applicable to the business of any client or customer of the Company which may be made known to Executive by the Company or by any client of the Company, or learned by Executive in such context during the period of Executive's service. All such information has commercial value in the business in which Company is engaged and is hereinafter referred to as "Proprietary Information."

               The Company acknowledges and agrees that prior to his engagement Executive possessed, and continues to possess, a broad body of knowledge of health care and information technology generally, and specific expertise in the areas of health care information systems, electronic commerce within health care and other industries, health care group purchasing organizations and inventory management.

               Executive and the Company agree that all Proprietary Information is the sole property of the Company, its assigns and its customers, and the Company, its assigns and its customers shall be the sole owner of all patents, copyrights, trade secrets and other rights in connection therewith. Executive hereby assigns to the Company any rights he may have or acquire in such Proprietary Information. At all times, both during Executive's services for the Company and for a period of eighteen (18) months after its termination, Executive will keep in confidence and trust all Proprietary Information or anything directly relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing Executive's duties hereunder.

               Notwithstanding the foregoing, Proprietary Information shall not be deemed to include, and Executive shall not be under any of the aforementioned obligations with respect to, information that Executive can document (a) was in the public domain at the time it was communicated to Executive, (b) entered the public domain subsequent to the time it was communicated to Executive through no fault of Executive, (c) was in Executive's possession free of any obligation of confidence at the time it was communicated to Executive, (d) is part of Executive's own skill, knowledge, know-how and experience or (e) was disclosed in response to a valid order by a court or other governmental body, and Executive provided the Company with prior written notice of such disclosure in order to permit the Company to seek confidential treatment of such information.

        15. Executive acknowledges that as an executive of the Company he has been and will be instrumental in the business of the Company and its success. Accordingly, Executive agrees that during the term of this Agreement, he will not, directly or indirectly, within any location in the United States where the Company is transacting business during the term of this Agreement, if earlier, or at the time of the termination of Executive's services hereunder, as the case may be, engage or participate or make financial investments in or become employed by or render advisory or other services to or for any person, firm or corporation directly or indirectly engaged in the business of, and deriving substantially all of its revenues from, owning and operating medical group purchasing organizations and/or the sale, lease and/or servicing of medical equipment (the "Restricted Business") directly or indirectly in competition with the Company. Nothing herein contained, however, shall restrict Executive from making any investment in any company whose stock is listed on the National Securities Exchange or actively traded in the over-the-counter market, so long as such investment does not give him the right to control or influence the policy decisions of any such business or enterprise which is engaged in and derives substantially all of its revenues from the Restricted Business, nor shall Executive be precluded from investing in entities engaged in the Restricted Business and being able to nominate and elect a representative to serve on the Board of Directors of any such companies.

        16. For a period of eighteen (18) months from and after the effective date of termination or expiration of Executive's employment with Company, whether pursuant to the terms of this Agreement or otherwise, Executive shall not:

               a. Directly or indirectly solicit any executive or managerial employee of the Company to discontinue working for or representing the Company for the purpose of working for or representing any subsequent employer of Executive which is a competitor of Company; or

               b. Authorize or knowingly approve the taking of such actions as those described above by other persons (on behalf of any such competitor) or assist any such person, firm or corporation in taking such action.

        17. In the event that Executive becomes involved in any claim, action or legal proceeding brought by or against any person, including stockholders of the Company, in connection with or as a result of the rendering of services under this Agreement, the Company will pay Executive's legal and other expenses (including the cost of any investigation or preparation) in connection therewith as incurred, except to the extent that Executive has engaged in bad faith or willful misconduct. The Company will also indemnify and hold the Executive harmless against any and all losses, liabilities, suits, claims, costs, damages or expenses (including reasonable attorneys' fees) to Executive in connection with or as a result of the rendering of services under this Agreement, except to the extent that any such loss, liability, suit, claim, cost, damage, or expense results from the bad faith or willful misconduct of Executive in performing the services that are the subject of this Agreement.

        18. Executive acknowledges that he has been advised to seek an attorney for advice regarding the effect of this Agreement prior to signing it.

        19. If any claim (including those arising under state or federal statutes) is brought under this Agreement, or any dispute of any nature whatsoever arises regarding the termination of this Agreement or the termination of Executive's employment (except alleged violations of Executive's obligations under Sections 12, 13, 14, 15 and 16; which may be enforced by the Company through a temporary restraining order, preliminary injunction and/or injunction in a judicial forum), the Company and Executive agree that such claim shall be resolved in an arbitration proceeding before a single arbitrator, conducted under the auspices of the American Arbitration Association, Los Angeles, California and in accordance with its Employment Dispute Resolution rules. Executive understands, acknowledges and agrees that he is waiving any right to a jury to decide any claim (including statutory claims), subject to this Section. The arbitrator agreed to under such rules shall be empowered to resolve the dispute through consideration of the facts, the terms of this Agreement, and any statute, law, regulation or defense asserted by either party. The arbitrator shall be experienced in employment law and his/her decision shall be in writing and contain findings of fact and conclusions of law. If so authorized by the arbitrator, the prevailing party shall be entitled to recover from the non-prevailing party such damages as the arbitrator determines appropriate based upon the legal theories asserted by either party in such arbitration and reasonable expenses, including without limitation reasonable attorneys' fees. The arbitration decision shall be final and binding and may be confirmed in any court of competent jurisdiction.

        20. If any of the above provisions is found null, void, or inoperative, for any reason, the remaining provisions will remain in full force and effect.

        21. This Agreement may be executed by facsimile and in identical counterparts. The Agreement will be binding on the parties once it has been fully executed. Thereafter, the parties will exchange hard copies and all the counterparts together shall constitute a single agreement, and it shall not be necessary to introduce more than one fully executed counterpart to enforce this Agreement.

        22. Any notice to the Company required or permitted hereunder shall be given in writing to the secretary of Company either by personal service or by registered mail postage prepaid addressed to Company at its then principal place of business. Any such notice to Executive shall be given in like manner and mail shall be addressed to the Executive at his home address then shown in the files of Company. Notice by mail will be deemed received three (3) business days after the notice is deposited in the United Sates mail, postage prepaid.

        23. This Agreement may be extended for an additional period and subject to additional or different terms by written agreement of the parties.

        24. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs and legal representatives, including any entity with which the Company may merge or consolidate (in which the Company is not the surviving entity) or to which all or substantially all of its assets may be transferred; provided, however, that the assignee agrees to assume and be bound by the terms by the terms and conditions of this Agreement and Executive consents to such assignment and assumption. When Executive consents to the assignment and the Agreement is assumed by the assignee, Executive shall not be entitled to any payments and benefits set forth in paragraph 10 hereof until an event under Section 9(a),(b), or (c) other than such assignment and assumption occurs.

        25. This Agreement supersedes all prior agreements, oral or written, between the parties with respect to Executive's employment (other than Executive's stock option agreements with the Company) and constitutes a complete and exhaustive statement of the terms of the agreement between the parties with respect to its subject matter. Specifically, this Agreement amends and restates in its entirety the Employment Agreement between Executive and Company dated August 1998. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

        26.    This Agreement shall be governed by California law.




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

        IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the date above written.

"Company"                                      "Executive"

COHR, INC.                                     /S/ RAYMOND E. LIST
                                               -----------------------------
                                               Raymond E. List

By: /S/ LYNN REITNOUR
    ------------------------------
Its: CHAIRMAN
    ------------------------------

                                    EXHIBIT A


                            EXECUTIVE JOB DESCRIPTION

               PRESIDENT AND CHIEF EXECUTIVE OFFICER OF COHR, INC.



- Responsible to Chairman and Board of Directors for the performance of COHR, Inc.

- President and Chief Executive Officer of COHR, Inc. and any spin-offs, derivatives, successor entities or subsidiary entities.

-    Member of COHR, Inc. Board of Directors.

                                    EXHIBIT B

                           COHR INC. FINANCIAL TARGETS
                                      ($M)


                                                                                         Full Year
                           Q1, FY00        Q2, FY00       Q3, FY00        Q4, FY00        FY2000
                             Fcst.          Fcst.           Fcst.          Fcst.           Fcst.
                           --------        --------       --------        --------       ---------
REVENUES
Master Plan                 $15,045        $15,775         $17,005        $18,625        $66,450
GPO                           4,167          3,688           3,798          3,870         15,523
Security/Insurance              825            825             845            845          3,340
Corporate                        45             45              45             45            180
                            $20,082        $20,333         $21,693        $23,385        $85,493
OPERATING
PROFIT/(LOSS)
GPO                         $     1        $ 1,057         $ 1,577        $ 1,867        $ 4,502
Security/Insurance            2,205          1,955           2,013          2,051          8,224
PHSG @ 40%                       30             30              30             30            120
Ownership
Corporate                    (2,928)        (2,776)         (2,676)        (2,676)       (11,056)

TOTAL                       $  (618)       $   340         $ 1,020        $ 1,348        $ 2,090

Interest Income-Net             137            137             138            138            550
Pretax                      $  (481)       $   477         $ 1,158        $ 1,486        $ 2,640
Income/(Loss)

EPS (6,433M                                                                               $ 0.41
Shares)

                                    EXHIBIT C
                               STOCK OPTION GRANT


                             STOCK OPTION AGREEMENT

               This Stock Option Agreement ("Agreement") is made and entered into as of September 1, 1998 (the "Date of Grant") by and between COHR Inc., a Delaware corporation (the "Company"), and Raymond E. List ("Optionee").

                                    RECITALS

               Optionee is an employee of the Company.

               The Company has adopted the 1995 Stock Option Plan of COHR Inc. (the "Plan") for the benefit of officers and managerial employees and nonemployee members of the Company's Board of Directors.

               The Compensation Committee of the Board of Directors of the Company (the "Committee") has approved the grant to Optionee of an option to purchase shares of the common stock, $.01 par value, of the Company (the "Common Stock") under the Plan and is accordance with the other terms and conditions set forth herein.

               NOW, THEREFORE, in consideration of the foregoing recitals and the covenants set forth herein, the parties hereto hereby agree as follows:

               1. Grant of Option; Certain Terms and Conditions. As of the date hereof ("Date of Grant"), the Company hereby grants to Optionee, and Optionee hereby accepts, an option (the "Option") to purchase 81,250 shares of Common Stock (the "Option Shares") at the Exercise Price per share of $7.00 ("Exercise Price"). This Option shall expire at 5:00 p.m., Pacific Standard Time, on September 1, 2008 (the "Expiration Date"), or on such earlier date as provided herein, and shall be subject to all of the terms and conditions set forth in this Agreement.

               2. Vesting. The Optionee's right to exercise an Option shall be become vested in accordance with the following schedule:

               Date of Vesting                            Percentage Vested
               ---------------                            -----------------
               September 1, 1998                   25% Vested (20,312 shares)
               September 1, 1999                   50% Vested (40,625 shares)
               September 1, 2000                   75% Vested (60,937 shares)

               September 1, 2001                   100% Vested (81,250 shares)

For purposes of this Agreement, a "Vested Option" shall refer to that portion of the Option which is exercisable pursuant to the above vesting schedule. This Option is not intended to qualify as an incentive stock option under section 422 of the Internal Revenue Code of 1986, as amended.

               3.     Accelerated Vesting.

                      (a) Change in Control. In the event of a Change in Control (as defined in the 1996 Stock Option Plan of COHR, Inc. (the "Plan")) prior to the third anniversary of the Date of Grant, Optionee shall automatically become 100% vested in the Option Shares and such Option shall be immediately exercisable as to all shares covered thereby.

                      (b) Underwritten Public Offering. Notwithstanding paragraph 2 above, in the event of an underwritten public offering of Common Stock of the Company or by an Affiliate of the Company on or after January 1, 1997, Optionee shall become 50% vested in the nonvested portion of the Option awarded to such Optionee, determined as of the date of the underwritten public offering. In such event, the remaining nonvested portion of the Option awarded to Optionee, after application of the subparagraph (b), shall thereafter become vested as follows:

                          (i) If the underwritten public offering occurs
               prior to the first anniversary of the date the Option is granted, then:

                      Anniversary of
                    Date Option Granted                          Percentage Vested
                    -------------------                          -----------------
                    First Anniversary                            33%
                    Second Anniversary                           66%
                    Third Anniversary                            100%

                             (ii) If the underwritten public offering occurs
               after the first anniversary but prior to the second anniversary of the date the Option is granted, then:

                      Anniversary of
                    Date Option Granted                          Percentage Vested
                    -------------------                          -----------------
                    Second Anniversary                           50%
                    Third Anniversary                            100%

                             (iii) If the underwritten public offering occurs
               after the
               second anniversary but prior to the third anniversary of the date the Option is granted, then:

                      Anniversary of
                    Date Option Granted                          Percentage Vested
                    -------------------                          -----------------
                      Third Anniversary                          100%

               4.     Termination of Option.

                    (a) Expiration Date. Except as otherwise provided herein, the Option shall terminate on the Expiration Date.

                    (b) If the Optionee dies while an Option is exercisable under the terms of this Agreement, the Optionee's beneficiary may exercise such rights, to the extent the Optionee could have done so immediately preceding his death, within twelve (12) months after the Optionee's death, but not later than the Option's Expiration Date.

                    (c) If the Optionee's employment is terminated due to his permanent and total disability, as determined by the Committee, the Optionee may exercise his Option, to the extent exercisable as of his termination of employment, within twelve (12) months after termination, but not later than the Option's Expiration Date.

                    (d) If the Optionee's employment is terminated for any reason other than those set forth in sections 4(b) or (c) above, the Optionee may exercise his Option, to the extent exercisable as of his termination of employment, within nine (9) months after termination of employment, but not later than the Option's Expiration Date.

               5. Adjustments. In the event that the outstanding shares of Common Stock are changed into or exchanged for cash or for a different number or kind of shares or other securities of the Company, or of another corporation, by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, stock dividend or combination of shares (other than for shares or securities of another corporation or by reason of reorganization), then the Committee shall make appropriate and equitable adjustments in the number and kind of shares that may thereafter be acquired upon the exercise of the Option and the Exercise Price per share; provided, however, that any such adjustments in the Option shall be made without changing the aggregate Exercise Price of the then unexercised portion of the Option.

                    In the event of a "spin-off" or other substantial distribution of assets of the Company which has a material diminutive effect upon the Fair Market Value (as defined in the Plan) of the Company's Common Stock, the Committee may in its discretion make an appropriate and equitable adjustment to the per share and the aggregate Option Exercise Price to reflect such diminution.

                    Any adjustments made under this Section shall parallel the adjustments made by the Committee under the Plan.

               6. Exercise. Subject to Section 4 of this Agreement, the Option shall be exercisable during Optionee's lifetime only by Optionee or by his guardian or legal representative, and after Optionee's death only by the Optionee's beneficiary. Optionee may designate his or her beneficiary or beneficiaries or change such designation by delivery of a written beneficiary designation to the Company, on such terms and conditions as determined by the Committee. The Option may be exercised only by the delivery to the Company of a written notice of such exercise, accompanied by payment in full of the aggregate Exercise Price by any one or more of the following means:

                    (a)  Certified or cashier's check payable to the Company.

                    (b) By the delivery to the Company of a certificate or certificates representing shares of Common Stock, duly endorsed or accompanied by duly executed stock powers, which delivery effectively transfers to the Company good and valid title to such shares, free and clear of any pledge, commitment, lien, claim or other encumbrance, such shares to be valued on the basis of the aggregate Fair Market Value (as defined in the Plan) on the date the Option is exercised, provided that the Company is not then prohibited from purchasing or acquiring such shares of Common Stock and provided that Optionee has either owned such shares of Common Stock for at least 6 months (or such longer period as is determined by the Company to be required by applicable accounting standards to avoid a charge to the Company's earnings) or Optionee purchased such shares on the open market.

                    (c) Subject to the timing requirements of Section 5.5 of the Plan, pursuant to procedures previously approved by the Company, through the sale of the shares of Common Stock acquired on exercise of this Option through a broker-dealer to whom Optionee has submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Company the amount of sale proceeds sufficient to pay for such shares, together with, if requested by the Company, the amount of federal, state, local or foreign withholding taxes payable by reason of such exercise.

               7. Tax Withholding. The Company shall be entitled to require payment or deduction from other compensation payable to Optionee of any sums required by federal, state or local tax law to be withheld with respect to the Option in accordance with the provisions of Section 7.6 of the Plan. Optionee may elect the withholding ("Share Withholding") by the Company of a portion of the shares of Common Stock otherwise deliverable to Optionee upon the exercise of the Option to satisfy the Company's withholding obligation. Optionee's Share Withholding election is subject to the terms and conditions in Section 7.6 of the Plan, including the Committee's discretion to revoke Optionee's right to elect Share Withholding at any time before such election.

               8. Notices. All notices and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, or five days after mailing by certified or registered mail, postage prepaid, return receipt requested, to the Company, at 21540 Plummer Street, Chatsworth, California 91311-4103, Attention: Chief Financial Officer, or to Optionee at the address set forth beneath his or her signature on the signature page hereto, or at such other addresses as each may designate by written notice in the manner aforesaid.

               9. Stock Exchange Requirements; Applicable Laws. Notwithstanding anything to the contrary in this Agreement, no shares of stock purchased upon exercise of the Option, and no certificate representing all or any part of such shares, shall be issued or delivered until: (a) such shares have been admitted to listing upon official notice of issuance on such stock exchange upon which shares of that class are then listed, (b) the completion of any registration or other qualification of such shares which the Committee shall, in its absolute discretion, deem necessary or advisable, (c) any approval or other clearance from any state or federal governmental regulatory body which the Committee shall, in its absolute discretion, deem necessary or advisable has been obtained and (d) the lapse of the reasonable time period following the exercise of the Option as the Committee may establish from time to time.

               10. Transferability. The Option and any interest therein may not be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner, other than by will or by the laws of descent and distribution. An Option shall be exercised only by the Optionee or his guardian or legal representative.

               11. Plan. The Option is being awarded pursuant to the Plan, as in effect on the Date of Grant, and is subject to all the terms and conditions of the Plan, as the same may be amended from time to time, provided, however, that no such amendment shall deprive Optionee, without his or her consent, of the Option or any of Optionee's rights under this Agreement. The interpretation and construction by the Committee of the Plan, this Agreement and such rules and regulations as may be adopted by the Committee for the purpose of administering the Plan shall be final and binding upon Optionee. Until the Option shall be exercised or be forfeited or otherwise terminated, the Company shall, upon written request therefor, send a copy of the Plan in its current form, to the holder of record of the Option.

               12. Stockholder Rights. No person or entity shall be entitled to vote, receive dividends, or be deemed for any purpose the holder of any Option Shares until the Option shall have been duly exercised to purchase such Option Shares in accordance with the provisions of this Agreement.

               13. Employment Rights. No provision of this Agreement or of the Option granted hereunder shall (a) confer upon Optionee any right to continue in the employ of the Company, or any of its subsidiaries or other affiliates, (b) affect the right of the Company, and each of its subsidiaries or other affiliates, to terminate the services of Optionee, with or without cause, or (c) confer upon Optionee any right to participate in any employee welfare or benefit plan or other program of the Company, or any of its subsidiaries or other affiliates, other than the Plan. Optionee hereby acknowledges and agrees that the Company and each of its subsidiaries or other affiliates may terminate the services of Optionee at any time and for any reason, or for no reason, unless Optionee and the Company, or such subsidiary or other affiliate, are parties to a written agreement that expressly provides otherwise.

               14. Amendments. This Agreement may be amended only by a writing executed by the Company and Optionee which specifically states that it is amending this Agreement.

               15. Governing Law. This Agreement and the Option granted hereunder shall be governed by, construed, and enforced in accordance with the laws of the State of California.

               16. Severability. If any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any part of this Agreement not declared to be unlawful or invalid. Any part so declared unlawful or invalid shall, if possible, be construed in a manner which gives effect to the terms of such part to the fullest extent possible while remaining lawful and valid.


               IN WITNESS WHEREOF, the Company and the Optionee have duly executed this Agreement as of the Date of Grant.

                                        COHR Inc., a Delaware corporation

                                        By:______________________________

                                        Title:

BY SIGNING BELOW, OPTIONEE ACKNOWLEDGES RECEIPT OF A COPY OF THE PLAN, REPRESENTS THAT HE OR SHE IS FAMILIAR WITH THE TERMS AND PROVISIONS THEREOF AND HEREBY ACCEPTS THIS OPTION SUBJECT TO ALL OF THE TERMS AND PROVISIONS THEREOF. OPTIONEE FURTHER ACKNOWLEDGES THAT HE OR SHE HAS REVIEWED THE PLAN AND THIS AGREEMENT IN THEIR ENTIRETY, HAS HAD AN OPPORTUNITY TO OBTAIN THE ADVICE OF COUNSEL PRIOR TO EXECUTING THIS AGREEMENT AND FULLY UNDERSTANDS ALL PROVISIONS OF THIS AGREEMENT. OPTIONEE HEREBY AGREES TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL INTERPRETATIONS OF THE BOARD OF DIRECTORS OR OF THE COMMITTEE UPON ANY QUESTIONS ARISING UNDER THE PLAN.

                                        OPTIONEE

                                        -------------------------------
                                        Signature

                                        -------------------------------
                                        Street Address

                                        -------------------------------
                                        City, State and Zip Code

                                        -------------------------------
                                        Social Security Number